EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Amended Annual Report of Titan Energy Worldwide, Inc. on Form 10-KSB/A of our report dated March 17, 2007, except for the effects of the restatement discussed in Note 7 for which the date is September 24, 2007, on our audits of the financial statements of Titan Energy Worldwide, Inc. as of December 31, 2006 and for the year then ended, which our reports are incorporated in the Form 10-KSB/A.

/s/ Gruber & Company, LLC

Lake Saint Louis, Missouri 63367
September 28, 2007